Exhibit 99.03

                    Significant Factors Impacting EPS (Notes)

                                    3 Months Ended June                  6 Months Ended June
                                    -------------------                  -------------------
                               2004      2003      Change            2004       2003      Change
                               ----      ----      ------            ----       ----      ------

Consolidated Earnings-        $ 0.48   $ 0.49    $(0.01)            $0.93       $0.90     $0.03

Significant Factors:
Retail Business                                     -                                      0.02
Competitive Generation                            (0.02)                                  (0.02)
Synthetic Fuels                                     -                                      0.02
Leasing Business                                    -                                       -
Parent Company and Other                           0.02                                    0.03
Impact of Additional Shares                       (0.01)                                  (0.02)
                                                 ------                                   -----
Total                                            $(0.01)                                  $0.03
                                                 ======                                   =====

Notes

- Excludes a one-time after tax gain of $88 million in May 2003 from the termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 was $83 million.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-Q.